Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in GoPro, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 25, 2016